Exhibit 99.1

First Reliance Announces 3rd Quarter Net Income of $490,423 -- Up 13%

          FLORENCE, S.C., Oct. 26 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported net income for the third quarter of $490,428, an increase of $55,118 or 13%, over the $435,310 reported for the quarter ended September 30, 2004. Earnings benefited from strong growth in both net interest income and non-interest income. Specifically, net interest income increased 58% to $3.9 million in the third quarter of 2005, while non-interest income increased by 40% to $926,281. Basic earnings per share were $0.15, a decrease of $0.02 from the $0.17 reported in the prior-year period. The earnings per share for the quarter ended September 30, 2005 is based on average shares of 3,280,182 compared to 2,501,237 shares reported in the prior-year period. The additional shares are primarily the result of a successful stock offering completed in December 2004 and options exercised in 2005. The offering provided $8 million of new capital and increased the number of shares by 700,000.

          Net Income for the nine months ended September 30, 2005 was $1.3 million, an increase of $303,749, or 30% from the level reported in the prior year nine-month period. As was the case with the quarterly results, the higher profitability was driven primarily by higher net interest income, which increased 62%, and non-interest income, which increased 29%. Basic earnings per share were $0.40 for the nine months ended September 30, 2005 and 2004.

          At September 30, 2005, total assets were $383.9 million, an increase of $127.9 million, or 50% over the $256.0 million reported for September 30, 2004. Loans increased $ 99.2 million, or 48% to $306.5 million, funded primarily by growth in deposits. Deposits increased to $312.4 million, up 50% from $209.0 million reported the prior year period.

          “We are extremely pleased to report exceptional growth and profitability for the 3rd quarter,” said Jeff Paolucci, SVP & CFO. “In addition to our financial performance, the 3rd quarter reflects improved asset quality, increased loan and deposit account growth, and the opening of our 5th branch, in Mt. Pleasant, SC. We focused intensely on core deposit growth in 2005 and are extremely pleased that core deposit growth has outpaced loan growth from the same period one year ago. We credit this growth to several new initiatives, such as 8-8 Banking, Coin Machines for customers and non- customers alike, a ‘5-Way Service Promise’ for mortgage loans, refunds for foreign bank ATM surcharges, our 24 hour ‘On Call Banker’, and enhancements to our Customer Care Center. First Reliance Bank is determined to make the banking atmosphere more appealing to our customers with every initiative measured against our ‘Easy-to-do-business-with’ standard.”

          In a recent customer service survey First Reliance Bank received a satisfaction rating of over 96 percent.  Totally Free Checking, along with a simple set of other feature rich products, has allowed our Low Cost/No Cost goals to be exceeded again.  Customers can contact the Customer Care Center (ACCESSLive) 8-8 Monday through Friday or they can call the ACCESSBanker on Call 24 hours a day and speak directly to a live banker for any urgent need.

          “First Reliance Bank continues to aggressively focus on the future by building solid infrastructure to support a much larger banking network,” said Rick Saunders, President & CEO. “We plan for constant profitable growth and expansion into two new markets within the next two years.  First Reliance Bank’s vision of being the ‘largest and most profitable bank in South Carolina’ guides its decision making process by only implementing programs that can be measured in terms of directly benefiting customers.

          “We are not satisfied and will not rest until we become the bank of choice in every market we serve,” said Saunders.  “Our growth is outpaced only by our sincere desire to provide premium products, premium service using the best bankers in the best locations.”

          Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $383.9 million in assets as of September 30, 2005. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank, which serves as one of the only locally owned and operated banks in the Florence area, maintains two branch locations and a Technology Center in Florence, SC.  In addition, the bank’s aggressive planned growth strategy resulted in expansion into the Columbia, SC market where they opened a Lexington regional facility in 2004. In March of 2005, the Charleston regional office was opened in historic downtown Charleston, SC.  Their newest facility opened in the 3rd quarter of 2005, and serves the Mt. Pleasant, SC community.  First Reliance Bank focuses heavily on personal customer service and offers a full range of financial services. Personal products include checking and savings accounts, money market accounts, CDs and IRAs, and personal mortgage loans, while business products include checking and savings accounts, commercial lending services, and money market accounts. In September 2004, First Reliance Bank began offering Wholesale Mortgage Services and Title Insurance Services. In December of 2004, the company began offering business customers a courier service. In addition, First Reliance Bank also provides Internet banking, electronic bill paying services, free coin counter use for customers and non-customers, and overdraft privilege to its customers. The Company’s stock is traded on the OTC Bulletin Board under the symbol “FSRL”. Information about the Company is available on our website at www.firstreliance.com.

          This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

          Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

          We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2005	Nine Months Ended Sept 30, 2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	5,712,770	3,273,844	15,247,645	8,322,963
Taxable Securities	178,495	197,377	529,973	537,239
Nontaxable Securities	147,302	94,869	400,923	297,062
Nonmarketable Securities	23,917	9,582	56,666	26,310
Federal Funds Sold and Other	166,403	285	246,954	2,313
Other Interest Income	470	—	470	—
Total	6,229,357	3,575,957	16,482,631	9,185,887
Interest Expense
Deposits	2,091,780	999,588	5,259,338	2,379,843
FHLB Advances	243,305	121,241	770,976	360,924
Federal Funds Purchased and Repurchase Agreements	24,366	5,059	63,073	13,064
Total	2,359,451	1,125,888	6,093,387	2,753,831
Net Interest Income	3,869,906	2,450,069	10,389,244	6,432,056
Provision for loan losses	(450,393)	(368,500)	(1,016,545)	(846,762)
Net Interest Income after provision	3,419,513	2,081,569	9,372,699	5,585,294
Noninterest Income
Residential mortgage origination fees	402,628	164,385	847,248	407,008
Service charges on deposit accounts	345,961	337,912	1,020,408	895,291
Brokerage fees	52,398	21,561	122,294	103,728
Gain on sale of securities available for sale	—	1,105	—	3,808
Gain (loss) on Sale of Other Real Estate	(3,474)	5,447	(66,815)	5,447
Gain (loss) on Sale of Fixed Assets	—	—	(287)	—
Credit life insurance commissions	7,321	16,879	22,598	66,723
Other charges, commissions and fees	121,447	115,938	367,244	305,512
Total	926,281	663,227	2,312,690	1,787,517
Noninterest Expense
Salaries and employee benefits	1,908,637	1,253,052	5,486,807	3,486,375
Occupancy expense	260,767	109,422	642,838	276,838
Furniture and equipment expense	163,398	145,146	523,862	446,168
Other operating expenses	1,316,239	612,568	3,188,548	1,736,941
Total	3,649,041	2,120,188	9,842,055	5,946,322
Income before tax	696,753	624,608	1,843,334	1,426,489
Income tax expense	206,325	189,298	537,904	424,808
Net Income	490,428	435,310	1,305,430	1,001,681
Basic earnings per share	0.15	0.17	0.40	0.40
Diluted earnings per share	0.14	0.16	0.38	0.37

First Reliance Bancshares, Inc.
Balance Sheet

	Sept 30 2005	December 31 2004	Sept 30 2004

	(Unaudited)	Audited	(Unaudited)
Assets:
Cash and Cash Equivalents
Cash and Due Froms	7,424,120	3,803,535	4,078,010
Federal funds sold	18,057,000	1,042,000	2,620,000
Total cash and cash equivalents	25,481,120	4,845,535	6,698,010
Investment securities
Securities available for sale	32,183,744	28,567,666	28,955,920
Nonmarketable equity securities	1,925,850	1,714,700	1,115,725
Total investment securities	34,109,594	30,282,366	30,071,645
Loans held for sale	5,734,851	1,332,890	1,742,151
Loans receivable	306,521,358	238,362,092	207,350,839
Less allowance for loan losses	(3,372,891)	(2,758,225)	(2,456,655)
Loans, net	303,148,467	235,603,867	204,894,184
Premises, furniture, and equipment, net	7,540,764	5,891,402	5,900,265
Accrued interest receivable	1,798,507	1,458,673	1,222,019
Other real estate owned	340,350	320,598	673,258
Other assets	5,702,593	5,235,552	4,781,271
Total Assets	383,856,246	284,970,883	255,982,803
Liabilities:
Deposits:
Noninterest bearing transaction accounts	37,647,945	27,560,581	25,657,889
Interest bearing transaction accounts	22,786,963	15,525,590	16,438,391
Savings	78,137,005	46,299,198	39,915,189
Time deposits $100,000 and over	108,682,388	93,975,912	84,332,588
Other time deposits	65,157,162	42,132,546	42,619,224
Total deposits	312,411,463	225,493,827	208,963,281
Securities sold under agreements to repurchase	3,375,260	3,061,903	2,929,998
Federal funds purchased	—	—
Advances from Federal Home Loan Bank	27,500,000	27,900,000	20,000,000
Junior Subordinated Debentures	10,000,000	—	—
Accrued interest payable	461,804	742,017	606,431
Other liabilities	1,088,300	414,487	1,014,687
Total Liabilities	354,836,827	257,612,234	233,514,397
Shareholders’ Equity:
Common Stock	32,819	32,039	27,984
Capital Surplus	23,934,041	23,428,034	18,785,525
Treasury Stock	(9,896)	(7,396)	—
Retained Earnings	4,969,731	3,664,301	3,327,283
Accumulated other comprehensive income	92,724	241,671	327,884
Total Equity	29,019,419	27,358,649	22,468,676
Total Liabilities and Shareholders Equity	383,856,246	284,970,883	255,983,073